Filed in the Office of	Business Number E0671412011-7
FVAguilar (signature)	Filing Number 20233220973
Secretary of State State Of Nevada	Filed On 5/25/2023 1:23:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Atlas Lithium Corporation Entity or Nevada Business Identification Number (NVID): E0671412011-7
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 4,000,000,000 shares of common stock, par value $0.001 per share 10,000,000 shares of preferred stock, par value $0.001 per share
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 5,333,334 shares of common stock, par value $0.001 per share 10,000,000 shares of preferred stock, par value $0.001 per share
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: One share of common stock will be issued after the change for 750 shares of common stock held by each record holder immediately prior to the effective date and time of the change.
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Any fractional share of common stock that would otherwise result from the change will be rounded up to the nearest whole share of common stock.
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X [signature] Signature of Officer — President (Title) — 05/25/2023 (Date)

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

ATLAS LITHIUM CORPORATION
CERTIFICATE OF CHANGE PURSUANT TO NRS 78.209
(Common Stock)

Certificate of Validation Pursuant to NRS 78.0296

The undersigned officer of Atlas Lithium Corporation, a Nevada corporation, hereby certifies that the filing accompanying this certificate of validation is being made in connection with a ratification or validation of a corporate act in accordance with NRS 78.0296, with such filing to be effective as of December 20, 2022 at 12:24:10 PM Pacific time.

Name: Marc Fogassa
Title: President